Exhibit 99.1

ALTRIA REPORTS 2012 FOURTH-QUARTER AND FULL-YEAR RESULTS;
DELIVERS 2012 FULL-YEAR ADJUSTED EPS GROWTH OF 7.8%

▪	Altria's 2012 fourth-quarter reported diluted earnings per share (EPS) increased 34.1% to $0.55, as comparisons were impacted by special items

▪	Altria's 2012 fourth-quarter adjusted diluted EPS, which excludes the impact of special items, increased 10.0% to $0.55

▪	Altria's 2012 full-year reported diluted EPS increased 25.6% to $2.06, as comparisons were impacted by special items

▪	Altria's 2012 full-year adjusted diluted EPS, which excludes the impact of special items, grew 7.8% to $2.21

▪
Altria forecasts that 2013 full-year reported diluted EPS will be in the range of $2.34 to $2.40, and 2013 full-year adjusted diluted EPS will be in the range of $2.35 to $2.41, representing a growth rate of 6% to 9% from an adjusted base of $2.21 in 2012

RICHMOND, Va. - January 31, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2012 fourth-quarter and full-year business results, and provided its 2013 full-year guidance for reported and adjusted diluted EPS.
"Altria delivered strong results and returns for its shareholders in 2012," said Marty Barrington, Chairman and Chief Executive Officer of Altria. "Altria grew its full-year adjusted diluted earnings per share by 7.8% behind the business performance of our operating companies, complemented by higher earnings from our equity investment in SABMiller."
"Despite a continuing, challenging external environment, our tobacco operating companies' premium brands had an excellent year as our companies continued investing in their long-term success," said Mr. Barrington. "These companies grew their adjusted operating companies income and gained retail share in cigarettes, cigars and smokeless tobacco for the full year of 2012."

Conference Call
A conference call with the investment community and news media will be webcast on January 31, 2013 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

6601 West Broad Street, Richmond, VA 23230

Cost Management
Altria's companies made significant progress in 2012 on the current cost reduction program for its tobacco and service company subsidiaries by reducing headcount, consolidating certain facilities, improving business processes and pursuing other savings.  These actions, with initiatives planned for 2013 as part of the program, give Altria confidence in its ability to achieve its goal of $400 million in annualized savings versus previously planned spending by the end of 2013.
    Altria recorded net pre-tax restructuring charges totaling $271 million related to the current cost reduction program over the past five quarters, including net restructuring charges of $7 million in the fourth quarter of 2012.  Altria has recorded substantially all the net pre-tax restructuring charges related to this program.
Cash Returns to Shareholders - Dividends
In December 2012, Altria's Board of Directors (the Board) declared a regular quarterly dividend of $0.44 per common share. The current annualized dividend rate is $1.76 per common share. As of January 25, 2013, Altria's annualized dividend yield was 5.3%.
In August 2012, Altria's Board voted to increase the regular quarterly dividend by 7.3%, which was Altria's 46th dividend increase in the last 43 years. Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
Cash Returns to Shareholders - Share Repurchase Program
During the fourth quarter of 2012, Altria repurchased 15.3 million shares of its common stock at an average price of $32.31 for a total cost of approximately $493 million.  During the full year, Altria repurchased 34.9 million shares of its common stock at an average price of $32.00 for a total cost of approximately $1.1 billion.
Altria has approximately $57 million remaining in the current $1.5 billion program authorized by the Board, which it expects to complete by the end of the second quarter of 2013. The timing of share repurchases depends upon marketplace conditions and other factors and the program remains subject to the discretion of the Board.
Pension Plans Contribution
At the end of 2012, Altria's pension plans were 78% funded on a Projected Benefit Obligation (PBO) basis. In January 2013, Altria made a voluntary $350 million pre-tax contribution to its pension plans, increasing the plans' PBO funding level to approximately 82%.

PM USA Agreement to Resolve Certain MSA Payment Adjustment Disputes
As previously announced, Philip Morris USA Inc. (PM USA) and other cigarette manufacturers have reached an agreement with 17 states, the District of Columbia and Puerto Rico to resolve long-standing disputes related to the Non-Participating Manufacturer (NPM) adjustment provisions of the Master Settlement Agreement (MSA). The agreement includes a release to the signatory states of their portion of more than $4 billion from the MSA disputed payment account. In return, the manufacturers will receive reductions in future MSA payments. Based on the current signatory states and an estimate of the 2012 NPM adjustment, PM USA estimates its reductions to be approximately $450 million, all of which PM USA expects to receive as a credit against its April 2013 MSA payment. This estimate is subject to change depending on various factors related to the calculation of the credit.
The agreement is subject to the approval of the arbitration panel in the NPM adjustment arbitration that is currently underway. In addition, states that have not joined in the agreement (non-signatory states) have raised objections with the arbitration panel and a number of non-signatory states have indicated that they may attempt to take action in state court to prevent the agreement from proceeding or to seek other relief with respect to the agreement. No assurance can be given that the arbitration panel will issue the order necessary for the agreement to proceed or that the objections or any other such actions by non-signatory states will be resolved in a manner favorable to PM USA. If the agreement proceeds, PM USA expects to record a corresponding increase in its reported pre-tax earnings. A more detailed description of the agreement is included in Altria's Current Report on Form 8-K filed December 18, 2012.
2013 Full-Year Guidance
While there are signs of modest improvement in certain economic indicators, we remain cautious about the 2013 business environment. Adult consumers remain under economic pressure as they face the end of the payroll tax holiday, as well as continuing, high unemployment. With a number of states facing budget shortfalls, tobacco products will remain a target for excise tax increases.
Altria forecasts that 2013 full-year reported diluted EPS will be in the range of $2.34 to $2.40. The forecast reflects estimated SABMiller plc (SABMiller) special items. The forecast does not reflect the potential impact of PM USA's agreement to resolve the NPM adjustment disputes discussed above.
Altria forecasts that 2013 full-year adjusted diluted EPS, which excludes special items shown in Table 1, will be in the range of $2.35 to $2.41, representing a growth rate of 6% to 9% from an adjusted diluted EPS base of $2.21 in 2012.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.34	to	$2.40	$2.06	14%	to	17%
Loss on early extinguishment of debt			—	0.28
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items*			—	(0.03)
Adjusted diluted EPS	$2.35	to	$2.41	$2.21	6%	to	9%
* Excludes the tax impact of the PMCC leveraged lease benefit.
Altria anticipates that 2013 capital expenditures will be in the range of $125 million to $150 million, and depreciation and amortization will be approximately $215 million.
2013 Reporting Segments
Effective January 1, 2013, Altria's reportable segments will be Smokeable Products, Smokeless Products and Wine. In connection with this revision, results of the financial services business and the alternative products business will be combined in an All Other category. Altria is making these changes due to the continued reduction of the lease portfolio of Philip Morris Capital Corporation (PMCC) and the relative financial contribution of Altria's alternative products business to its consolidated results. Altria will begin reporting the All Other category and presenting comparable results for prior periods with its 2013 first-quarter results.
New Retail Tracking Service
Altria's tobacco companies are transitioning to new retail tracking services to measure cigarette, cigar and smokeless products performance beginning in the first quarter of 2013.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria's management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria's management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items include loss on early extinguishment of debt, restructuring charges, SABMiller special items, certain PMCC leveraged lease items, certain tax items, and tobacco and health judgments. Altria's management does not view any of these special items to be part of Altria's sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria's management also reviews income tax rates on an adjusted basis. Altria's effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria's management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria's management uses adjusted measures internally for planning, forecasting and evaluating the performance of Altria's businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the same prior-year period unless otherwise stated.
Altria's 2012 reportable segments are Smokeable Products, manufactured and sold by PM USA and John Middleton Co. (Middleton); Smokeless Products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle); and Financial Services, provided by PMCC. Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria's net revenues increased 1.8% to $6.2 billion for the fourth quarter of 2012 primarily due to higher net revenues from smokeable products, partially offset by lower revenues from financial services. For the full year of 2012, Altria's net revenues increased 3.4% to $24.6 billion primarily due to higher net revenues from financial services and smokeable products. Altria's revenues net of excise taxes increased 2.6% to $4.5 billion for the fourth quarter of 2012, and grew 5.3% to $17.5 billion for the full year of 2012. Comparisons of Altria's full-year net revenues and revenues net of excise taxes were impacted by a 2011 charge related to certain PMCC leveraged lease transactions.
Altria's 2012 fourth-quarter reported diluted EPS increased 34.1% primarily due to lower asset impairment, exit, integration and implementation costs and lower tobacco and health judgments. Reported diluted EPS also benefited from higher OCI in both the smokeable products and smokeless products segments, higher earnings from Altria's equity investment in SABMiller and fewer shares outstanding. Altria's fourth-quarter adjusted diluted EPS, which excludes the impact of special items, grew 10.0% to $0.55 as shown in Table 2.
For the full year of 2012, Altria's reported diluted EPS increased 25.6% primarily due to special items related to PMCC leveraged lease transactions, higher earnings from Altria's equity investment in SABMiller, including net gains from SABMiller special items, higher OCI in the smokeable products segment, including lower charges related to restructuring and lower tobacco and health judgments, and fewer shares outstanding. These favorable factors were partially offset by the loss on early extinguishment of debt as discussed below. Altria's full-year 2012 adjusted diluted EPS, which excludes special items, increased 7.8% to $2.21 as shown in Table 2.

Table 2 - Altria's Adjusted Results Excluding Special Items

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change
Reported diluted EPS	$0.55	$0.41	34.1%	$2.06	$1.64	25.6%
Loss on early extinguishment of debt	—	—		0.28	—
Asset impairment, exit, integration and implementation costs	—	0.07		0.01	0.07
SABMiller special items	—	0.01		(0.08)	0.03
PMCC leveraged lease (benefit) charge	—	—		(0.03)	0.30
Tobacco and health judgments	—	0.04		—	0.05
Tax Items*	—	(0.03)		(0.03)	(0.04)
Adjusted diluted EPS	$0.55	$0.50	10.0%	$2.21	$2.05	7.8%
* Excludes the tax impact of the PMCC leveraged lease (benefit) charge.
Loss on Early Extinguishment of Debt
Comparisons of Altria's full-year reported diluted EPS were impacted by a charge resulting from the third-quarter 2012 debt tender offer. Altria recorded a charge of $0.28 per share against 2012 third-quarter earnings, representing the loss on early extinguishment of debt. This charge is reflected in Schedule 3, and the EPS impacts are shown in Table 2 and Schedule 7.
Restructuring Charges
Comparisons of Altria's fourth-quarter and full-year reported diluted EPS were positively impacted by lower restructuring charges in 2012. Altria's operating companies recorded 2012 fourth-quarter net pre-tax restructuring charges of $16 million as compared to pre-tax restructuring charges of $213 million incurred in the same period of 2011 primarily related to the current cost reduction program. These charges are reflected in Schedule 2, and the EPS impacts are shown in Table 2 and Schedule 6. Altria's operating companies recorded 2012 full-year net pre-tax charges totaling $56 million as compared to pre-tax restructuring charges of $224 million incurred in full-year 2011 primarily related to the current cost reduction program. These charges are reflected in Schedule 4, and the EPS impacts are shown in Table 2 and Schedule 7.
SABMiller Special Items
Special items related to Altria's equity investment in SABMiller also impacted comparisons of Altria's fourth-quarter and full-year reported diluted EPS. For the fourth quarter of 2011, SABMiller special items included acquisition-related costs for SABMiller's acquisition of Foster's Group Limited (Foster's) and costs for its "business capability programme," partially offset by gains resulting from its disposal of a business in Kenya. These after-tax special items are reflected in Schedule 6, "2011 SABMiller special items." The EPS impact of these special items is shown in Table 2 and Schedule 6.
For the full year of 2012, SABMiller's special items included gains resulting from its strategic alliance transactions with Anadolu Efes and Castel, partially offset by costs for its "business capability programme" and costs related to its acquisition of Foster's. For the full year of 2011, SABMiller's special items included costs for its "business capability programme," acquisition-related costs for SABMiller's acquisition of Foster's and SABMiller asset impairment charges, partially offset by gains resulting from SABMiller's hotel and gaming transaction and the disposal of a business in Kenya. These after-tax special items are reflected in Schedule 7, "2012 SABMiller special items" and "2011 SABMiller special items." The EPS impact of these special items is shown in Table 2 and Schedule 7.
PMCC Leveraged Lease (Benefit) Charge
Comparisons of Altria's full-year reported diluted EPS were also impacted by benefits and charges related to the tax treatment of certain leveraged lease transactions entered into by PMCC (referred to by the Internal Revenue Service (IRS) as lease-in/lease-out (LILO) and sale-in/lease-out (SILO) transactions). For the full year of 2012, Altria recorded a net earnings benefit of $68 million primarily due to lower than estimated interest expense on tax underpayments as a result of the previously announced closing agreement with the IRS related to PMCC's LILO and SILO transactions. This 2012 full-year EPS benefit is shown in Table 2 and Schedule 7. The net benefit was recorded as a decrease of $75 million to the provision for income taxes and is reflected in Schedule 3, "Provision for income taxes." This benefit was partially offset by a reduction to cumulative lease earnings of $7 million against the financial services segment's net revenues as shown in Schedule 4.
For the full year of 2011, Altria's reported diluted EPS was impacted by a charge of $627 million related to PMCC's LILO and SILO transactions. The EPS impact of the charge is shown in Table 2 and Schedule 7. The charge was recorded as a reduction to cumulative lease earnings of $490 million against the financial services segment's net revenues, which is reflected in Schedule 4, and a net increase of $137 million to the provision for income taxes, as reflected in Schedule 3, "Provision for income taxes."
Tobacco and Health Judgments
Comparisons of Altria's fourth-quarter and full-year reported diluted EPS were also impacted by charges related to tobacco and health judgments. For the fourth quarter of 2011, PM USA incurred pre-tax charges of $62 million related to tobacco and health judgments as well as related interest costs of $59 million. These charges, excluding the related interest costs, are reflected in Schedule 2, and the EPS impact of these charges, including interest costs, is reflected in Table 2 and in Schedule 6. The interest costs are reflected in Schedule 1, "Interest and other debt expense, net."

Additionally, for the full year of 2011, PM USA incurred pre-tax charges of $98 million for tobacco and health judgments as well as related interest costs of $64 million. For the full year of 2012, PM USA incurred pre-tax charges of $4 million for tobacco and health judgments, as well as related interest costs of $1 million. These charges, excluding interest costs, are reflected in Schedule 4, and the EPS impact of these charges, including interest costs, is reflected in Table 2, and in Schedule 7. The interest costs are reflected in Schedule 3, "Interest and other debt expense, net."
Tax Items
Altria's reported diluted EPS comparisons for the fourth quarter and full year were impacted by tax items. In the fourth quarter of 2012 and 2011, Altria recorded net tax benefits of $15 million and $53 million, respectively. Excluding the tax impacts related to PMCC's LILO and SILO transactions discussed above, for the full year of 2012 and 2011, Altria recorded net tax benefits of $66 million and $77 million, respectively.  These net tax benefits resulted primarily from the reversal of tax reserves and associated interest related to the closure of tax audits, expiration of statutes of limitations and reversal of tax accruals no longer required.  These net tax benefits are reflected in Schedules 1 and 3, "Provision for income taxes," and the EPS impacts are shown in Table 2 and Schedules 6 and 7.
Tax comparisons of 2012 and 2011 also include the impact of tax matters related to Altria's former subsidiaries, Kraft Foods Inc., now known as Mondelēz International, Inc. (Mondelēz), and Philip Morris International Inc. (PMI), which are reflected in Schedules 1 and 3, "Provision for income taxes." In the third quarter of 2012, the IRS closed its audit of the 2004 - 2006 tax years of Altria and its consolidated subsidiaries, including its former subsidiaries. Altria recorded a 2012 full-year tax provision of $52 million, $48 million in the third quarter and $4 million in the fourth quarter, related to Mondelēz and PMI tax matters. Additionally, Altria recorded a 2011 full-year net tax provision of $14 million, a $19 million tax provision in the third quarter and a $5 million tax benefit in the fourth quarter, related to various Mondelēz tax matters. These amounts were fully offset by changes to the corresponding receivables from Mondelēz and PMI, which are also reflected in Schedules 1 and 3, "Changes to Mondelēz and PMI tax-related receivables."  Although there was no impact on Altria's net earnings associated with the Mondelēz and PMI tax matters, these items impacted Altria's 2012 and 2011 full-year and fourth-quarter reported effective tax rates.
Excluding the impact of the special tax items discussed above, Altria's effective tax rate on operations was 37.8% for the fourth quarter and 37.0% for the full year, as shown below in Table 3. Altria anticipates that its 2013 full-year reported effective tax rate and effective tax rate on operations will be approximately 35.5%. The decrease in the projected 2013 full-year effective tax rate on operations is principally due to the reduction in certain consolidated tax benefits resulting from the 2012 debt tender offer that impacted the 2012 full-year effective tax rate on operations.

Table 3 - Altria's 2012 Tax Rates

	Fourth Quarter	Full Year
Reported effective tax rate*	37.1%	35.4%
Closure of IRS audit of 2004 - 2006 tax years	—	0.8
Mondelēz and PMI tax matters	(0.2)	(0.8)
Interest benefit on tax underpayments associated with certain PMCC leveraged lease transactions	—	1.1
Other tax items	0.9	0.5
Effective tax rate on operations	37.8%	37.0%
* Reported effective tax rate is calculated as "Provision for income taxes" divided by "Earnings before income taxes" from Schedules 1 and 3.
SMOKEABLE PRODUCTS
The smokeable products segment delivered adjusted OCI and adjusted OCI margin growth for the full year of 2012 primarily through higher pricing and effective cost management. PM USA continued to support Marlboro's new brand architecture with brand-building initiatives, which contributed to Marlboro's fourth-quarter and full-year retail share gains.
For the fourth quarter of 2012, the smokeable products segment's net revenues increased 2.4% primarily due to higher list prices, partially offset by higher promotional investments to support Marlboro's new brand architecture. For the full year of 2012, the smokeable products segment's net revenues increased 1.1% primarily due to higher list prices, partially offset by higher promotional investments behind Marlboro's new brand architecture, unfavorable mix due to L&M's volume growth in Discount and lower reported shipment volume. 2012 fourth-quarter and full-year revenues net of excise taxes increased 3.6% and 2.1%, respectively.
The smokeable products segment's 2012 fourth-quarter reported OCI increased 25.9% primarily due to higher list prices, lower restructuring charges and lower charges related to tobacco and health judgments, partially offset by higher promotional investments behind Marlboro's new brand architecture and increased resolution expense. The smokeable products segment's 2012 full-year reported OCI increased 8.8% primarily due to higher list prices, lower restructuring charges, lower charges related to tobacco and health judgments and effective cost management, partially offset by higher promotional investments behind Marlboro's new brand architecture, increased resolution expense, unfavorable mix and lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 4, grew 5.9% for the fourth quarter of 2012 and increased 4.2% for the full year of 2012.

Adjusted OCI margins for the smokeable products segment grew 0.9 percentage points to 39.9% for the fourth quarter of 2012 and increased 0.9 percentage points to 41.2% for the full year of 2012, driven by Marlboro. Revenues and OCI for the smokeable products segment are summarized in Table 4.

Table 4 - Smokeable Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change
Net revenues	$5,600	$5,470	2.4%	$22,216	$21,970	1.1%
Excise taxes	(1,745)	(1,749)		(6,984)	(7,053)
Revenues net of excise taxes	$3,855	$3,721	3.6%	$15,232	$14,917	2.1%

Reported OCI	$1,523	$1,210	25.9%	$6,239	$5,737	8.8%
Asset impairment, exit and implementation costs, net	15	180		28	183
Tobacco and health judgments	—	62		4	98
Adjusted OCI	$1,538	$1,452	5.9%	$6,271	$6,018	4.2%
Adjusted OCI margins*	39.9%	39.0%	0.9 pp	41.2%	40.3%	0.9 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA's 2012 fourth-quarter reported domestic cigarettes shipment volume increased 0.4% primarily due to retail share gains and one extra shipping day, partially offset by the industry's rate of decline. After adjusting for an extra shipping day and changes in trade inventories, PM USA's 2012 fourth-quarter domestic cigarettes shipment volume was estimated to be down approximately 1%.
PM USA's 2012 full-year reported domestic cigarettes shipment volume declined 0.2% primarily due to the industry's rate of decline, partially offset by volume growth as a result of retail share gains and one extra shipping day. After adjusting for an extra shipping day and changes in trade inventories, PM USA's 2012 full-year domestic cigarettes shipment volume was estimated to be essentially unchanged.
After adjusting for an extra shipping day and changes in trade inventories, PM USA estimates total cigarette category volume for both the fourth quarter and full year of 2012 to be down approximately 3%. PM USA's cigarette volume performance is summarized in Table 5.
Middleton's 2012 fourth-quarter reported cigars shipment volume declined 1.0% primarily due to changes in trade inventories and retail share losses. For the full year of 2012, Middleton's reported cigars shipment volume declined 0.7% primarily due to changes in trade inventories, partially offset by volume growth as a result of retail share gains. Middleton's volume performance for machine-made large cigars is summarized in Table 5.

Table 5 - Smokeable Products: Shipment Volume (sticks in millions)

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change
Cigarettes:
Marlboro	29,129	29,033	0.3%	116,377	117,201	(0.7)%
Other premium	2,126	2,266	(6.2)%	8,629	9,381	(8.0)%
Discount	2,578	2,405	7.2%	9,868	8,556	15.3%
Total cigarettes	33,833	33,704	0.4%	134,874	135,138	(0.2)%

Cigars:
Black & Mild	279	281	(0.7)%	1,219	1,226	(0.6)%
Other	4	5	(20.0)%	18	20	(10.0)%
Total cigars	283	286	(1.0)%	1,237	1,246	(0.7)%

Total smokeable products	34,116	33,990	0.4%	136,111	136,384	(0.2)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.
In the cigarette category, Marlboro's 2012 fourth-quarter and full-year retail share performance continued to benefit from the brand-building initiatives supporting Marlboro's new architecture. Marlboro's 2012 fourth-quarter and full-year retail share increased 1.0 and 0.6 share points, respectively. Earlier this month, PM USA expanded distribution of Marlboro Southern Cut nationally. Marlboro Southern Cut, part of the Marlboro Gold family, has a uniquely rich and smooth flavor.
PM USA's 2012 fourth-quarter and full-year retail share increased 1.0 and 0.8 share points, respectively, reflecting retail share gains by Marlboro and by L&M in Discount. These gains were partially offset by share losses on other portfolio brands. PM USA's cigarette retail share performance is summarized in Table 6.
In the machine-made large cigars category, Black & Mild's retail share decreased 1.4 share points for the fourth quarter of 2012 and increased 0.5 share points for the full year. For the full year of 2012, the brand benefited from new untipped cigarillo varieties that were introduced in 2011, Black & Mild seasonal offerings and the 2012 third-quarter introduction of Black & Mild Jazz untipped cigarillos into select geographies. In December, Middleton announced plans to launch nationally Black & Mild Jazz cigars in both plastic tip and wood tip in the first quarter of 2013. Middleton's retail share performance is summarized in Table 6.

Table 6 - Smokeable Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2012	2011	Percentage point change	2012	2011	Percentage point change
Cigarettes:
Marlboro	42.6%	41.6%	1.0	42.6%	42.0%	0.6
Other premium	3.3	3.6	(0.3)	3.4	3.7	(0.3)
Discount	3.9	3.6	0.3	3.8	3.3	0.5
Total cigarettes	49.8%	48.8%	1.0	49.8%	49.0%	0.8

Cigars:
Black & Mild	29.3%	30.7%	(1.4)	30.0%	29.5%	0.5
Other	0.3	0.3	—	0.2	0.2	—
Total cigars	29.6%	31.0%	(1.4)	30.2%	29.7%	0.5
Note: Cigarettes retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Walmart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI's standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were previously released.
SMOKELESS PRODUCTS
The smokeless products segment delivered excellent adjusted OCI growth for the fourth quarter of 2012 behind Copenhagen and Skoal's combined volume and retail share performance and higher pricing. For the full year, the smokeless products segment delivered strong adjusted OCI growth driven by higher pricing, Copenhagen and Skoal's combined volume and retail share performance and effective cost management.
The smokeless products segment's 2012 fourth-quarter and full-year net revenues increased 7.2% and 3.9%, respectively, primarily due to higher pricing and higher volume, partially offset by unfavorable mix due to growth in products introduced in recent years at a lower, popular price. 2012 fourth-quarter and full-year revenues net of excise taxes increased 6.9% and 3.9%, respectively.
The smokeless products segment's 2012 fourth-quarter reported OCI increased 27.1% primarily due to lower restructuring charges related to the cost reduction program, higher volume and higher pricing, partially offset by unfavorable mix due to growth in products introduced in recent years at a lower, popular price. 2012 full-year reported OCI increased 8.4% primarily due to higher pricing, higher volume and effective cost management, partially offset by growth in products introduced in recent years at a lower, popular price. Adjusted OCI, which is calculated excluding special items identified in Table 7, grew 9.5% for the fourth quarter of 2012, and increased 7.0% for the full year of 2012.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change
Net revenues	$448	$418	7.2%	$1,691	$1,627	3.9%
Excise taxes	(30)	(27)		(113)	(108)
Revenues net of excise taxes	$418	$391	6.9%	$1,578	$1,519	3.9%

Reported OCI	$253	$199	27.1%	$931	$859	8.4%
Asset impairment, exit, integration and implementation costs	1	32		28	35
UST acquisition-related costs	—	1		—	2
Adjusted OCI	$254	$232	9.5%	$959	$896	7.0%
Adjusted OCI margins*	60.8%	59.3%	1.5 pp	60.8%	59.0%	1.8 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
For the fourth quarter of 2012, USSTC and PM USA's combined reported domestic smokeless products shipment volume increased 9.6% primarily due to volume growth for Copenhagen and Skoal. For the full year of 2012, reported domestic smokeless products shipment volume grew 3.9% as volume growth on Copenhagen and Skoal was partially offset by volume declines on Other portfolio brands.
Copenhagen's 2012 fourth-quarter and full-year volume grew 12.4% and 10.8%, respectively, as the brand continued to benefit from products introduced in recent years, including the May 2012 expansion of Copenhagen Southern Blend into select geographies. USSTC has announced that it will expand Copenhagen Southern Blend into additional states in the first quarter of 2013. Skoal's volume increased 9.0% for the fourth quarter of 2012 and 0.6% for the full year. Skoal's full-year volume comparison was negatively impacted by the de-listing of seven stock-keeping units (SKU), partially offset by the growth of Skoal X-TRA.
After adjusting for changes in trade inventories and other factors, USSTC and PM USA estimate that their combined 2012 fourth-quarter and full-year domestic smokeless products shipment volume grew approximately 5%. USSTC and PM USA believe that the smokeless category's volume grew at an estimated rate of approximately 5% over the 12 months ended December 31, 2012. USSTC and PM USA's combined volume performance for smokeless products is summarized in Table 8.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change

Copenhagen	107.6	95.7	12.4%	392.5	354.2	10.8%
Skoal	78.4	71.9	9.0%	288.4	286.8	0.6%
Copenhagen and Skoal	186.0	167.6	11.0%	680.9	641.0	6.2%
Other	21.4	21.7	(1.4)%	82.4	93.6	(12.0)%
Total smokeless products	207.4	189.3	9.6%	763.3	734.6	3.9%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal's combined retail share for the fourth quarter and full year of 2012 increased 1.0 and 1.6 share points, respectively. Copenhagen's 2012 fourth-quarter and full-year retail share grew 1.6 and 2.2 share points, respectively, as the brand continued to benefit from products introduced over the past several years.
Skoal's 2012 fourth-quarter retail share declined 0.6 share points primarily due to competitive activity and Copenhagen's strong performance, partially offset by share gains on its Skoal X-TRA products. Skoal's 2012 full-year retail share decreased 0.6 share points primarily due to the de-listing of seven SKUs in the second quarter of 2011, competitive activity and Copenhagen's strong performance, partially offset by share gains on its Skoal X-TRA products.
USSTC and PM USA's combined retail share for the fourth quarter of 2012 decreased 0.1 share point as retail share losses for Skoal and Other portfolio brands were mostly offset by gains by Copenhagen. For the full year of 2012, USSTC and PM USA's retail share increased 0.3 share points as gains by Copenhagen were partially offset by retail share losses for Skoal and Other portfolio brands. USSTC and PM USA's combined smokeless products retail share performance is summarized in Table 9.

Table 9 - Smokeless Products: Retail Share (percent)

	Fourth Quarter			Full Year
	2012	2011	Percentage point change	2012	2011	Percentage point change

Copenhagen	29.0%	27.4%	1.6	28.4%	26.2%	2.2
Skoal	21.9	22.5	(0.6)	22.2	22.8	(0.6)
Copenhagen and Skoal	50.9	49.9	1.0	50.6	49.0	1.6
Other	4.5	5.6	(1.1)	4.8	6.1	(1.3)
Total smokeless products	55.4%	55.5%	(0.1)	55.4%	55.1%	0.3
Note: Retail share performance is based on data from the SymphonyIRI InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Walmart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined by SymphonyIRI as moist smokeless and spit-less tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. It is SymphonyIRI's standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were previously released.
WINE
Ste. Michelle delivered strong 2012 fourth-quarter and full-year adjusted OCI growth through higher pricing, improved premium mix and higher shipment volume.
The wine segment's 2012 fourth-quarter and full-year net revenues increased 7.8% and 8.7%, respectively, primarily due to higher shipment volume, higher pricing and improved premium mix. Revenues net of excise taxes for the fourth quarter and full year of 2012 grew 8.1% and 8.9%, respectively.
The wine segment's 2012 fourth-quarter and full-year reported OCI increased 10.8% and 14.3%, respectively, primarily due to higher pricing, improved premium mix and higher shipment volume, partially offset by costs related to Ste. Michelle's sales force expansion. Comparisons of full-year reported OCI results were also impacted by higher costs for select vintages incurred in 2012, partially offset by UST acquisition-related costs incurred in 2011. Adjusted OCI, which is calculated excluding UST acquisition-related costs, increased 10.8% for the fourth quarter of 2012 and 9.5% for the full year.
Adjusted OCI margins increased 0.6 percentage points to 23.7% for the fourth quarter of 2012 and increased 0.1 percentage point to 19.3% for the full year of 2012. Revenues and OCI for the wine segment are summarized in Table 10.

Table 10 -Wine: Revenues and OCI ($ in millions)

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change
Net revenues	$180	$167	7.8%	$561	$516	8.7%
Excise taxes	(7)	(7)		(21)	(20)
Revenues net of excise taxes	$173	$160	8.1%	$540	$496	8.9%

Reported OCI	$41	$37	10.8%	$104	$91	14.3%
UST acquisition-related costs	—	—		—	4
Adjusted OCI	$41	$37	10.8%	$104	$95	9.5%
Adjusted OCI margins*	23.7%	23.1%	0.6 pp	19.3%	19.2%	0.1 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle's 2012 fourth-quarter and full-year reported wine shipment volume increased 2.9% and 3.7%, respectively, primarily due to the national expansion of select wines into off-premise channels. Ste. Michelle's reported shipment volume performance for wine is summarized in Table 11.

Table 11 - Wine: Shipment Volume (cases in thousands)

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change

Chateau Ste. Michelle	920	804	14.5%	2,780	2,522	10.3%
Columbia Crest	523	699	(25.2)%	1,716	2,055	(16.5)%
Other	980	852	15.1%	3,093	2,744	12.7%
Total Wine	2,423	2,355	2.9%	7,589	7,321	3.7%
Note: Percent volume change calculation is based on units to the nearest hundred.

FINANCIAL SERVICES
The financial services segment's reported and adjusted OCI for the fourth quarter of 2012 was $10 million, unchanged from 2011, as comparisons were impacted by an increase in allowance for losses in 2011 related to the American Airlines, Inc. (American) bankruptcy and lower gains on asset sales in 2012.
Comparisons of reported OCI for the full-year of 2012 were impacted primarily by special items related to the treatment of PMCC's LILO and SILO transactions discussed above.  For the full year of 2011, the financial services segment reported an operating companies' loss of $349 million primarily due to the 2011 second-quarter charge of $490 million related to the tax treatment of PMCC's LILO and SILO transactions. Additionally, the financial services segment's reported OCI for the full year of 2012 was positively impacted by a decrease in the allowance for losses and recoveries related to the sale of bankruptcy claims on, as well as the sale of aircraft under, PMCC's leases to American, partially offset by lower lease revenues.

Table 12 - Financial Services: Operating Companies Income (Loss) ($ in millions)

	Fourth Quarter			Full Year
	2012	2011	Change	2012	2011	Change

Reported Operating Companies Income (Loss)	$10	$10	—%	$176	$(349)	100%+
PMCC leveraged lease charges	—	—		7	490
Adjusted OCI	$10	$10	—%	$183	$141	29.8%
PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.
Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended September 30, 2012.
These factors include the following: Altria's tobacco businesses (including PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new product technologies and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended December 31,
(in millions, except per share data)
(Unaudited)

	2012	2011	% Change

Net revenues	$6,242	$6,129	1.8%
Cost of sales (*)	2,077	1,972	5.3%
Excise taxes on products (*)	1,782	1,783	(0.1)%
Gross profit	2,383	2,374	0.4%
Marketing, administration and research costs	542	707
Asset impairment and exit costs	14	211
Operating companies income	1,827	1,456	25.5%
Amortization of intangibles	5	4
General corporate expenses	61	83
Changes to Mondelēz and PMI tax-related receivables	(4)	5
Corporate asset impairment and exit costs	—	8
Operating income	1,765	1,356	30.2%
Interest and other debt expense, net	258	351
Earnings from equity investment in SABMiller	(251)	(178)
Earnings before income taxes	1,758	1,183	48.6%
Provision for income taxes	653	346	88.7%
Net earnings	1,105	837	32.0%
Net earnings attributable to noncontrolling interests	(2)	(1)
Net earnings attributable to Altria Group, Inc.	$1,103	$836	31.9%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.55	$0.41	34.1%
Diluted earnings per share attributable to Altria Group, Inc.	$0.55	$0.41	34.1%

Weighted-average diluted shares outstanding	2,013	2,043	(1.5)%

(*) Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Reporting Segment
For the Quarters Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$5,600	$448	$180	$14	$6,242
2011	5,470	418	167	74	6,129
% Change	2.4%	7.2%	7.8%	(81.1)%	1.8%

Reconciliation:
For the quarter ended December 31, 2011	$5,470	$418	$167	$74	$6,129
Operations	130	30	13	(60)	113
For the quarter ended December 31, 2012	$5,600	$448	$180	$14	$6,242

	Operating Companies Income
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$1,523	$253	$41	$10	$1,827
2011	1,210	199	37	10	1,456
% Change	25.9%	27.1%	10.8%	—%	25.5%

Reconciliation:
For the quarter ended December 31, 2011	$1,210	$199	$37	$10	$1,456
Asset impairment and exit costs - 2011	179	32	—	—	211
Implementation costs - 2011	1	—	—	—	1
UST acquisition-related costs - 2011	—	1	—	—	1
Tobacco and health judgments - 2011	62	—	—	—	62
	242	33	—	—	275

Asset impairment and exit costs - 2012	(14)	—	—	—	(14)
Implementation costs - 2012	(1)	(1)	—	—	(2)
	(15)	(1)	—	—	(16)
Operations	86	22	4	—	112
For the quarter ended December 31, 2012	$1,523	$253	$41	$10	$1,827
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Years Ended December 31,
(in millions, except per share data)
(Unaudited)

	2012	2011	% Change

Net revenues	$24,618	$23,800	3.4%
Cost of sales (*)	7,937	7,680	3.3%
Excise taxes on products (*)	7,118	7,181	(0.9)%
Gross profit	9,563	8,939	7.0%
Marketing, administration and research costs	2,053	2,387
Asset impairment and exit costs	60	214
Operating companies income	7,450	6,338	17.5%
Amortization of intangibles	20	20
General corporate expenses	228	256
Changes to Mondelēz and PMI tax-related receivables	(52)	(14)
Corporate asset impairment and exit costs	1	8
Operating income	7,253	6,068	19.5%
Interest and other debt expense, net	1,126	1,216
Loss on early extinguishment of debt	874	—
Earnings from equity investment in SABMiller	(1,224)	(730)
Earnings before income taxes	6,477	5,582	16.0%
Provision for income taxes	2,294	2,189	4.8%
Net earnings	4,183	3,393	23.3%
Net earnings attributable to noncontrolling interests	(3)	(3)
Net earnings attributable to Altria Group, Inc.	$4,180	$3,390	23.3%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$2.06	$1.64	25.6%
Diluted earnings per share attributable to Altria Group, Inc.	$2.06	$1.64	25.6%

Weighted-average diluted shares outstanding	2,024	2,064	(1.9)%

(*) Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Reporting Segment
For the Years Ended December 31,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$22,216	$1,691	$561	$150	$24,618
2011	21,970	1,627	516	(313)	23,800
% Change	1.1%	3.9%	8.7%	100%+	3.4%

Reconciliation:
For the year ended December 31, 2011	$21,970	$1,627	$516	$(313)	$23,800
PMCC leveraged lease charge - 2011	—	—	—	490	490
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Operations	246	64	45	(20)	335
For the year ended December 31, 2012	$22,216	$1,691	$561	$150	$24,618

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$6,239	$931	$104	$176	$7,450
2011	5,737	859	91	(349)	6,338
% Change	8.8%	8.4%	14.3%	100%+	17.5%

Reconciliation:
For the year ended December 31, 2011	$5,737	$859	$91	$(349)	$6,338
Asset impairment and exit costs - 2011	182	32	—	—	214
Integration costs - 2011	—	3	—	—	3
Implementation costs - 2011	1	—	—	—	1
UST acquisition-related costs - 2011	—	2	4	—	6
PMCC leveraged lease charge - 2011	—	—	—	490	490
Tobacco and health judgments - 2011	98	—	—	—	98
	281	37	4	490	812

Asset impairment and exit costs - 2012	(38)	(22)	—	—	(60)
Implementation gain (costs) - 2012	10	(6)	—	—	4
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Tobacco and health judgments - 2012	(4)	—	—	—	(4)
	(32)	(28)	—	(7)	(67)
Operations	253	63	9	42	367
For the year ended December 31, 2012	$6,239	$931	$104	$176	$7,450
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data by Reporting Segment
(dollars in millions)
(Unaudited)

	For the Quarters Ended December 31,		For the Years Ended December 31,
	2012	2011	2012	2011

The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,745	$1,749	$6,984	$7,053
Smokeless products	30	27	113	108
Wine	7	7	21	20
	$1,782	$1,783	$7,118	$7,181

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products	$1,231	$1,194	$4,888	$4,775
Smokeless products	4	2	12	10
	$1,235	$1,196	$4,900	$4,785

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$59	$53	$224	$207
Smokeless products	—	—	2	2
	$59	$53	$226	$209
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS

2012 Net Earnings	$1,103	$0.55
2011 Net Earnings	$836	$0.41
% Change	31.9%	34.1%

Reconciliation:
2011 Net Earnings	$836	$0.41

2011 Asset impairment, exit, implementation and integration costs	138	0.07
2011 SABMiller special items	30	0.01
2011 Tobacco and health judgments	78	0.04
2011 UST acquisition-related costs	1	—
2011 Tax items	(53)	(0.03)
Subtotal 2011 special items	194	0.09

2012 Asset impairment, exit and implementation costs	(10)	—
2012 SABMiller special items	(11)	—
2012 Tobacco and health judgments	(1)	—
2012 Tax items	15	—
Subtotal 2012 special items	(7)	—

Fewer shares outstanding	—	0.01
Change in tax rate	(56)	(0.03)
Operations	136	0.07
2012 Net Earnings	$1,103	$0.55

2012 Net Earnings Adjusted For Special Items	$1,110	$0.55
2011 Net Earnings Adjusted For Special Items	$1,030	$0.50
% Change	7.8%	10.0%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Years Ended December 31,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS

2012 Net Earnings	$4,180	$2.06
2011 Net Earnings	$3,390	$1.64
% Change	23.3%	25.6%

Reconciliation:
2011 Net Earnings	$3,390	$1.64

2011 Asset impairment, exit, implementation and integration costs	142	0.07
2011 SABMiller special items	54	0.03
2011 PMCC leveraged lease charge	627	0.30
2011 Tobacco and health judgments	102	0.05
2011 UST acquisition-related costs	5	—
2011 Tax items (*)	(77)	(0.04)
Subtotal 2011 special items	853	0.41

2012 Asset impairment, exit and implementation costs	(35)	(0.01)
2012 SABMiller special items	161	0.08
2012 PMCC leveraged lease benefit	68	0.03
2012 Tobacco and health judgments	(4)	—
2012 Loss on early extinguishment of debt	(559)	(0.28)
2012 Tax items (*)	66	0.03
Subtotal 2012 special items	(303)	(0.15)

Fewer shares outstanding	—	0.04
Change in tax rate	(140)	(0.07)
Operations	380	0.19
2012 Net Earnings	$4,180	$2.06

2012 Net Earnings Adjusted For Special Items	$4,483	$2.21
2011 Net Earnings Adjusted For Special Items	$4,243	$2.05
% Change	5.7%	7.8%

(*) Excludes the tax impact included in the PMCC leveraged lease benefit/charge.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$2,900	$3,270
Inventories	1,746	1,779
Deferred income taxes	1,216	1,207
Other current assets	453	664
Property, plant and equipment, net	2,102	2,216
Goodwill and other intangible assets, net	17,252	17,272
Investment in SABMiller	6,637	5,509
Other long-term assets	425	1,257
Total consumer products assets	32,731	33,174
Total financial services assets	2,598	3,577
Total assets	$35,329	$36,751

Liabilities and Stockholders' Equity
Current portion of long-term debt	1,459	600
Accrued settlement charges	3,616	3,513
Other current liabilities	3,176	3,319
Long-term debt	12,419	13,089
Deferred income taxes	4,953	4,751
Accrued postretirement health care costs	2,504	2,359
Accrued pension costs	1,735	1,662
Other long-term liabilities	556	602
Total consumer products liabilities	30,418	29,895
Total financial services liabilities	1,707	3,141
Total liabilities	32,125	33,036
Redeemable noncontrolling interest	34	32
Total stockholders' equity	3,170	3,683
Total liabilities and stockholders' equity	$35,329	$36,751

Total debt	$13,878	$13,689